Exhibit 99
Latham Group, Inc. Reports First Quarter 2026 Financial Results

•Year-Over-Year Sales Growth Achieved Across All Three Product Lines; Positive Sales Trends Continued in April
•Sand State Strategy on Track with Double-Digit Sales Growth in Florida
•Gross Margin Expanded by 220 Basis Points Benefiting from Volume Leverage, Lean Manufacturing and Value Engineering Efficiencies
•Reaffirms Full Year Guidance for 9.0% Net Sales Growth and 12.7% Adjusted EBITDA Growth at the Midpoints

First Quarter 2026 Financial Highlights:
•Net sales of $117.3 million, up 5.3%
•Net loss of $8.5 million / Net loss per diluted share of $0.07
•Adjusted EBITDA of $12.2 million / 10.4% of net sales

LATHAM, N.Y. – May 5, 2026 – Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the first quarter 2026 ended March 28, 2026.
Commenting on the results, Sean Gadd, President and CEO, said, “We continue to execute effectively on our strategic priorities and achieved sales growth in each of our product lines in the first quarter. Sales growth was led by gains in autocovers and liners and the benefits of the Freedom Pools acquisition, while adverse weather conditions in North America kept organic in-ground pool sales steady year-over-year. Adjusted EBITDA growth outpaced sales growth by a considerable margin, demonstrating Latham’s substantial operating leverage and cost discipline, which more than offset the impact of higher investments in growth initiatives.
“We continued to gain traction in Florida – our initial Sand State target market – where Latham’s fiberglass pool sales increased at a double-digit rate in the first quarter. This growth reflected the new dealer sign-ups we executed in 2025 and increased brand and product awareness driven by our advertising and marketing campaign. To accelerate our growth in Florida and the other Sand State markets, we are moving forward with several new initiatives to capture consumer demand and provide additional value to our dealers. They include the build out of our commercial organization, a new market development framework around segmentation by neighborhood, and the addition of sales resources in the field to keep Latham engaged with the consumer throughout the pool purchasing process while linking customers to our dealer network. These initiatives will be supported by a targeted marketing campaign aimed at educating consumers on the benefits of fiberglass and pool ownership.”
First Quarter 2026 Results Compared to the Prior-Year Period

Net sales increased 5.3% to $117.3 million. The increase in net sales during the quarter was primarily the result of organic growth in covers and liners, the acquisition of Freedom Pools, sales growth in Florida, and the full year benefit of the 2025 price increase partially offset by adverse weather conditions across North America.

First Quarter Net Sales by Product Line
(in thousands)

	Fiscal Quarter Ended
	March 28, 2026	March 29, 2025
In-Ground Swimming Pools	$59,731	$57,734
Covers	33,498	31,611
Liners	24,086	22,075
Total	$117,315	$111,420

Gross profit increased by 13.0% to $37.2 million. Gross margin expanded by 220 basis points to 31.7%. The increase reflected volume leverage and the benefits of lean manufacturing and value engineering initiatives.
Selling, general, and administrative expenses (“SG&A”) increased by 19.5% to $36.6 million. The increase in SG&A was primarily due to acquisition and integration related costs, increased sales and marketing investment to accelerate the fiberglass conversion strategy in the Sand State markets, and our digital transformation efforts.
Net loss was $8.5 million, or $0.07 per diluted share, compared to $6.0 million, or $0.05 per diluted share, in the prior-year period. Net loss margin was 7.3% compared to 5.4%.
Adjusted EBITDA increased by 9.2% to $12.2 million, and adjusted EBITDA margin expanded by 40 basis points to 10.4%.
Balance Sheet, Cash Flow, and Liquidity
Latham ended the first quarter of 2026 with cash of $27.5 million. Net cash used in operating activities was $47.7 million, representing seasonal working capital requirements in line with the Company’s expectations.
Total debt was $311.2 million at the end of the first quarter, and the net debt leverage ratio was 2.8.
Capital expenditures totaled $22.5 million in the first quarter of 2026, which includes $4.9 million related to ongoing projects and $17.6 million related to the purchase of four key fiberglass production sites – this consisted of a $5.6 million payment and a $12.0 million deposit made in 2025 and settled in the first quarter of 2026. This compares to $3.5 million in capital expenditures in the first quarter of 2025. In addition, the Company completed the purchase of Freedom Pools for a purchase price of $17.0 million.
Summary and Outlook

“Latham continues to be distinguished in the marketplace by our consistent outperformance compared to new U.S. pool starts. This track record is a result of our category leadership position, the quality of our products, our excellent execution, and the commitment of our people – all of which contribute to both our performance and our resilience.
“We are pleased to reaffirm our guidance, which is contained in the table below and represents year-over-year sales growth of 9.0% and adjusted EBITDA growth of 12.7%, at the midpoints, within a U.S. in-ground pool market that is expected to be approximately flat with 2025 levels,” Mr. Gadd concluded.
FY 2026 Guidance Ranges

	Low	High
Net Sales	$580 million	$610 million
Adjusted EBITDA[1]	$105 million	$120 million
Capital Expenditures	$42 million	$48 million

1)A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2026 is not available without unreasonable effort due to uncertainty related to our future income tax expense (benefit).

Conference Call Details
Latham will hold a conference call to discuss its first quarter 2026 financial results today, May 5, 2026, at 4:30 PM Eastern Time.
Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10207783/103af06e389. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.
A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.
Those without internet access or unable to pre-register may dial in by calling:
PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764
An archived webcast will be available approximately two hours after the conclusion of the call, through May 5, 2027, on the Company’s investor relations website under “Events &

Presentations”. A transcript of the event will also be available on the Company’s investor relations website approximately three business days after the call.
About Latham Group, Inc.
Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,900 employees on average across around 35 locations.
Non-GAAP Financial Measures
We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This earnings release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin, net debt and net debt leverage ratio which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under U.S. GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. In addition, our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. We have reconciled our historic non-GAAP financial measures to the applicable most comparable GAAP measures in this earnings release.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our incentive compensation plans, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax expense (benefit), (iv) (gain) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs and (x) other.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We encourage you to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be mindful that in the future we may incur expenses that are the same as or similar to some of the adjustments in this earnings release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.
Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:
•do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;
•do not reflect changes in our working capital needs;
•do not reflect the interest expense, net, or the amounts necessary to service interest or principal payments, on our outstanding debt;
•do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;
•do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and
•do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.
Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.
Net Debt and Net Debt Leverage Ratio
Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.
Forward-Looking Statements
Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, acquisitions and related benefits, the implementation of our cost reduction plans and expected benefits, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: potential breaches to our technological infrastructure and information systems; geopolitical instability and market instability caused by such instability, including as a result of the conflict in the Middle East involving Iran, the U.S., Israel and Lebanon; inflationary impacts, including on consumer demand for our products; the impact of trade policies on our global supply chain, the import or export of goods and their related costs, as well as on consumer confidence; natural disasters, public health issues or other catastrophic events; adverse weather conditions impacting our sales, which can lead to significant variability of sales in reporting periods; interruption of our production capability at our manufacturing facilities from accident, fire, calamity and other causes; unfavorable economic conditions and related impact on consumer spending and demand for our products; our ability to keep pace with technological developments and standards, such as generative artificial intelligence; compliance with government regulations; declining home ownership affecting demand for our products; our ability to globally source raw materials and components for manufacturing our products; competitive risks; product quality issues, warranty claims or safety concerns such as those due to the failure of builders to follow our product installation instructions and specifications; our ability and the cost to obtain transportation services; the protection of our intellectual property and defense of third-party infringement claims; international business risks; realizing anticipated benefits from acquisitions; possible asset impairments; and our ability to secure financing and our substantial indebtedness; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file with the SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time that may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.
Contact:
Lynn Morgen
Casey Kotary
ADVISIRY Partners
lathamir@advisiry.com
212-750-5800

Latham Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Fiscal Quarter Ended
	March 28, 2026	March 29, 2025
Net sales	$117,315	$111,420
Cost of sales	80,158	78,539
Gross profit	37,157	32,881
Selling, general, and administrative expense	36,589	30,620
Amortization	7,169	7,192
Loss from operations	(6,601)	(4,931)
Other expense:
Interest expense, net	4,756	6,371
Other expense (income), net	818	(308)
Total other expense, net	5,574	6,063
Earnings from equity method investment	835	953
Loss before income taxes	(11,340)	(10,041)
Income tax benefit	(2,806)	(4,079)
Net loss	$(8,534)	$(5,962)
Net loss per share attributable to common stockholders:
Basic	$(0.07)	$(0.05)
Diluted	$(0.07)	$(0.05)
Weighted-average common shares outstanding – basic and diluted
Basic	116,894,080	115,885,111
Diluted	116,894,080	115,885,111

Latham Group, Inc.
(in thousands, except share and per share data)
(unaudited)

	March 28,	December 31,
	2026	2025
Assets
Current assets:
Cash	$27,481	$71,043
Trade receivables, net	89,213	39,914
Inventories, net	87,609	74,926
Income tax receivable	15,203	12,178
Prepaid expenses and other current assets	10,367	20,943
Total current assets	229,873	219,004
Property and equipment, net	138,154	118,820
Equity method investment	27,317	26,482
Deferred tax assets	1,056	718
Operating lease right-of-use assets	29,621	30,723
Goodwill	161,144	155,189
Intangible assets, net	265,541	268,073
Other assets	3,699	4,214
Total assets	$856,405	$823,223
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$29,874	$19,283
Revolving Credit Facility	31,000	—
Current maturities of long-term debt	3,250	3,250
Income tax payable	619	—
Current operating lease liabilities	6,792	7,630
Accrued expenses and other current liabilities	50,732	48,979
Total current liabilities	122,267	79,142
Long-term debt, net of discount, debt issuance costs, and current portion	276,983	276,591
Deferred income tax liabilities, net	34,269	34,269
Non-current operating lease liabilities	23,633	23,964
Other long-term liabilities	2,551	3,396
Total liabilities	$459,703	$417,362
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both March 28, 2026 and December 31, 2025; no shares issued and outstanding as of both March 28, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of March 28, 2026 and December 31, 2025; 117,407,719 and 116,766,927 shares issued and outstanding, as of March 28, 2026 and December 31, 2025, respectively	12	12
Additional paid-in capital	472,145	473,423

Accumulated deficit	(72,226)	(63,692)
Accumulated other comprehensive loss	(3,229)	(3,882)
Total stockholders’ equity	396,702	405,861
Total liabilities and stockholders’ equity	$856,405	$823,223

Latham Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Fiscal Quarter Ended
	March 28,	March 29,
	2026	2025
Cash flows from operating activities:
Net loss	$(8,534)	$(5,962)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,067	12,400
Gain on insurance proceeds received for capital
Unrealized foreign currency loss (gain)	848	(417)
Amortization of deferred financing costs and debt discount	430	430
Non-cash lease expense	1,855	1,776
Change in fair value of interest rate swap	(841)	283
Stock-based compensation expense	1,104	1,971
Bad debt expense	815	875
Other non-cash, net	62	(63)
Earnings from equity method investment	(835)	(953)
Changes in operating assets and liabilities:
Trade receivables	(49,505)	(52,550)
Inventories	(9,630)	(9,559)
Prepaid expenses and other current assets	(836)	189
Income tax receivable	(3,025)	(4,624)
Other assets	(120)	(10)
Accounts payable	9,708	14,271
Accrued expenses and other current liabilities	(2,279)	(4,861)
Other long-term liabilities	(4)	(78)
Net cash used in operating activities	(47,720)	(46,882)
Cash flows from investing activities:
Purchases of property and equipment	(10,500)	(3,452)
Acquisition of business, net of cash acquired	(14,399)	(4,934)
Net cash used in investing activities	(24,899)	(8,386)
Cash flows from financing activities:
Proceeds from borrowings on revolving credit facility	31,000	25,000
Repayments of finance lease obligations	(216)	(201)
Common stock withheld for taxes on restricted stock units	(2,382)	(2,306)
Net cash provided by financing activities	28,402	22,493
Effect of exchange rate changes on cash	655	343
Net decrease in cash	(43,562)	(32,432)
Cash at beginning of period	71,043	56,398
Cash at end of period	$27,481	$23,966
Supplemental cash flow information:
Cash paid for interest	$5,348	$6,266
Income taxes paid, net	(118)	344

Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$698	$1,360
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	7,785	994
Purchase of property and equipment through settlement of deposit	12,000	—

Latham Group, Inc.
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation
(Non-GAAP Reconciliation)
(in thousands)

	Fiscal Quarter Ended
	March 28, 2026	March 29, 2025

Net loss	$(8,534)	$(5,962)
Depreciation and amortization	13,067	12,400
Interest expense, net	4,756	6,371
Income tax benefit	(2,806)	(4,079)
Gain on sale and disposal of property and equipment	—	(69)
Restructuring charges(a)	—	15
Stock-based compensation expense(b)	1,104	1,971
Unrealized losses (gains) on foreign currency transactions(c)	997	(417)
Strategic initiative costs(d)	450	644
Acquisition and integration related costs(e)	3,126	267
Other(f)	—	(2)
Adjusted EBITDA	$12,160	$11,139
Net sales	$117,315	$111,420
Net loss margin	(7.3)%	(5.4)%
Adjusted EBITDA margin	10.4%	10.0%

(a)Represents costs that include severance and other expenses for our executive management changes.
(b)Represents non-cash stock-based compensation expense.
(c)Represents unrealized foreign currency transaction losses (gains) associated with our international subsidiaries.
(d)Represents fees paid to external consultants and other expenses for our strategic initiatives.
(e)Represents acquisition and integration costs, as well as other costs related to potential transactions.
(f)Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters and (ii) other items.

Latham Group, Inc.
Net Debt Leverage Ratio
(Non-GAAP Reconciliation)
(in thousands)

March 28, 2026
Total Debt	$311,233

Less:
Cash	(27,481)
Net Debt	283,752

LTM Adjusted EBITDA(1)	100,852
Net Debt Leverage Ratio	2.81x

(1) LTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent 12-month period.